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                                  EXHIBIT 4.26

                             SHAREHOLDER'S AGREEMENT

         THIS AGREEMENT is made this _____ day of __________, 2001, by and between __________________, herein referred to as "Shareholder", and FIRST INTERSTATE BANCSYSTEM, INC., a Montana corporation, 401 North 31st Street, Billings, Montana 59101, herein referred to as the "Corporation".

                              W I T N E S S E T H :

     A. Shareholder owns capital stock of the Corporation, which together with any additional stock hereafter acquired by Shareholder, is referred to herein as the "Stock".

     B. The Corporation desires to restrict the issuance and holding of its corporate stock to officers, directors, including advisory directors and any other classification or designation of directors hereafter made by the Corporation and employees of the Corporation or any of its subsidiaries, and to fiduciaries for the benefit of any such persons, to charities, and to such other persons as the Corporation may permit. This Shareholder's Agreement does not apply to the Corporation's stock held in the Savings Plan.

     C. The Corporation and Shareholder make this Agreement to set forth the restrictions on the Stock.

     NOW, THEREFORE, in consideration of the above facts and the Shareholder's and the Corporation's mutual promises herein, the Shareholder and the Corporation agree as follows:

     1. RESTRICTION ON TRANSFER OR PLEDGE OF STOCK. Except as otherwise provided in this Agreement or as agreed upon in writing by the Shareholder and the Corporation, Shareholder shall not transfer or permit to be transferred, whether voluntarily, involuntarily or by operation of law, resulting from death or otherwise, any or all of the Stock, and any attempted transfer in violation of this Agreement shall be void. Shareholder shall not encumber or use any Stock as security for a loan, except upon the written consent of the Corporation. Under no circumstances, including but not limited to the provisions of paragraph 2 below, may a Shareholder who has acquired Stock under the First Interstate BancSystem, Inc. 2001 Stock Option Plan or any other plan hereafter adopted by the Corporation (the "Plan") transfer, attempt to transfer, or permit the transfer of any of the Stock so acquired for a period of six (6) months following the date of acquisition of such Stock. If the Corporation agrees in writing to a transfer of Stock pursuant to this paragraph, the Stock shall be transferred subject to the terms, conditions and limitations of this Agreement and the certificate for the Stock shall contain the restrictive legend provided in this Agreement, unless otherwise agreed in writing by the Corporation.

     2. TRANSFER OF STOCK TO CHARITY. A Shareholder may transfer Stock to any organization described in Section 170(b)(1)(A) of the Internal Revenue Code of 1986, as now or hereafter amended (the "Code"), a gift to which qualifies as a charitable deduction under Sections 170(c), 2055(a), or 2522(a) of the Code (a "Charity"). Stock transferred to a Charity shall be subject to the terms of this Agreement, and the certificate issued to the Charity for the Stock shall contain the legend required by this Agreement.

     3. CORPORATION STOCK PURCHASE RIGHTS.

     3.1 RIGHT OF FIRST REFUSAL. If a Shareholder desires to transfer any Stock, Shareholder shall give written notice of such desire to the Corporation in the form of Exhibit A attached hereto. Within one hundred eighty (180) days after the Corporation's receipt of the notice, the Corporation may exercise its right to purchase all but not less than all of the Stock desired to be transferred by Shareholder upon the terms set forth in this Agreement.



Shareholder's Agreement
August 24, 2001

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     3.2 GENERAL REPURCHASE RIGHT. The Corporation shall have the right, but not the obligation, to repurchase some or all of Shareholder's Stock on the terms set forth in this Agreement at any time prior to the date on which the Corporation's common stock is offered for sale to the public following successful registration of the common stock with the Securities and Exchange Commission and after the expiration of a six (6) month holding period measured from the date of the Shareholder's acquisition of Shares through exercising an option under the Plan,

     4. EXERCISE OF PURCHASE RIGHT. The Corporation shall exercise any purchase right granted in this Agreement by delivering written notice of its exercise of the purchase right, within any time period required hereunder, to the Shareholder, or to the personal representative of Shareholder's estate if the Shareholder is deceased.

     5. EFFECT OF NON-EXERCISE OF PURCHASE RIGHT. If any purchase right is forfeited or is not exercised in compliance with the terms of this Agreement, then the Stock to which such purchase right applied shall be unrestricted and no longer subject to the terms of this Agreement.

     6. PURCHASE PRICE FOR SHARES.

     6.1 DETERMINATION OF PURCHASE PRICE. The purchase price for each share of Stock purchased pursuant to any of the purchase rights granted in this Agreement shall be the Fair Market Value of the Stock . "Fair Market Value" means, as of any date, the value of a share of Stock determined as follows:

          (i) If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for the Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other sources as the Corporation's board of directors (the "Board") deems reliable;

          (ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and the low asked prices for the Stock on the last market trading day prior to the date of determination; or

          (iii) In the absence of an established market for the Stock, its Fair Market Value thereof shall be determined in good faith by the Board which may, in its sole discretion, utilize an independent third party to assist with the determination of the Fair Market Value of the Stock, which may take the form of a periodic appraisal of the Fair Market Value of a share of Stock valued as a minority interest.

     6.2 PAYMENT OF THE PURCHASE PRICE. The purchase price for Stock to be purchased by the Corporation pursuant to this Agreement shall be paid in cash at the closing of the purchase of the Stock. The Corporation may, at its option, withhold any amount that the Shareholder owes the Corporation or its subsidiaries from the amount of the purchase price payable to Shareholder and apply said amount to such indebtedness.



Shareholder's Agreement
August 24, 2001

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     7. THE CLOSING.

     7.1 TIME AND PLACE. Unless otherwise agreed by the parties, the closing of the sale and purchase of Stock, as provided in this Agreement, shall take place at the general offices of the Corporation within thirty (30) days after the Corporation's exercise of its right to purchase the Shareholder's Stock.

     7.2 DOCUMENTS. At the closing of the sale and purchase of the Stock, the Corporation and the Shareholder or other party having an interest in the Stock being purchased hereunder shall execute and immediately deliver to each other the various documents which shall be required to carry out their undertakings hereunder, including but not limited to the payment of cash and the assignment and delivery of stock certificates free and clear of all taxes, debts, claims, judgments, liens or encumbrances whatsoever.

     8. LEGEND ON CERTIFICATES. Certificates representing the Stock shall bear the following legend reciting the existence of this Agreement and restrictions on transfer of the Stock:

          The sale, transfer or encumbrance of the shares of stock represented by this certificate is subject to an agreement to restrict transfer or acquisition of the shares. A copy of the agreement is on file in the office of the secretary of the Corporation. Any transfer or acquisition in violation of the agreement is null and void.

     9. REISSUED STOCK. The Corporation shall have the right to substitute or reissue stock in exchange for the Stock in the event of a stock split, merger, consolidation, name change, sale, spin off, share exchange, or other corporate reorganization. Substituted or reissued stock shall be subject to the terms of this Agreement.

     10. TERMINATION.

     10.1 EVENTS CAUSING TERMINATION. This Agreement and all restrictions on stock created hereby shall be effective as of the date hereof and shall terminate on the occurrence of the bankruptcy, receivership or dissolution of the Corporation, on the public trading of the Stock, or on the execution of a written instrument by the Corporation and the party or parties who then own Stock subject to this Agreement which terminates the same.

     10.2 SURVIVAL OF RIGHTS AND REMEDIES. The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of termination hereof.

     11. GENERAL PROVISIONS.

     11.1 REMEDIES. The parties agree that they will not have an adequate remedy at law for the breach of this Agreement because, among other reasons, the Stock cannot readily be purchased or sold on the open market. The parties shall have available for any breach of this Agreement the remedies of specific performance and injunctive relief, together with all other remedies at law or in equity. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or any other right or provision.



Shareholder's Agreement
August 24, 2001

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     11.2 MODIFICATION OR TERMINATION. This Agreement may not be modified or terminated orally, and no modification, termination, or amendment shall be valid unless in writing signed by all parties hereto.

     11.3 GOVERNING LAW. This Agreement shall be governed for all purposes by the laws of the State of Montana.

     11.4 SEVERABILITY. Each term and provision of this Agreement is intended to be enforced to the maximum extent permitted by applicable law. If any term or provision of this Agreement or the applicability thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and shall continue in full force and effect.

     11.5 NOTICES. All notices provided for by this Agreement shall be made in writing and shall be given either: (1) by actual delivery of the notice to the party entitled thereto; or (2) by mailing the notice in the U.S. mails, certified mail, return receipt requested to the last known address of the party entitled thereto. The notice shall be deemed to be received in case (1) on the date of its actual receipt by a party and in case (2) on the date of its mailing.

     11.6 BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the Corporation and the Shareholder and their respective heirs, legal representatives, successors and assigns.

     11.7 TIME. Time shall be of the essence of this Agreement.

     11.8 HEADINGS. The headings used herein are for convenience only, and shall not be construed as a part of this Agreement or as a limitation on the scope of the particular paragraphs to which they refer.

     11.9 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties, and supersedes any and all prior negotiations, understandings, and agreements.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth on page 1.

                                       FIRST INTERSTATE BANCSYSTEM,
                                       INC.

                                       By
                                            ------------------------------------

                                       Its:
                                            ------------------------------------

                                                                  "Corporation"

                                            ------------------------------------

                                                                  "Shareholder"


Shareholder's Agreement
August 24, 2001

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                                    EXHIBIT A

                                     NOTICE


To:  First Interstate BancSystem, Inc.
     401 North 31st Street
     Billings, MT  59101

     Pursuant to the Shareholder's Agreement between the undersigned Shareholder and First Interstate BancSystem, Inc. ("Corporation"), the undersigned hereby gives notice of Shareholder's desire to sell _____ shares of Corporation common stock to the Corporation pursuant to the terms of the Shareholder's Agreement.




Dated: _________________________, 20____.


                                              ----------------------------------
                                              Shareholder




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